Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2005, except for Note 12, as to which the date is April 20, 2005, relating to the financial statements of Zumiez Inc., which report appears in the Registration Statement on Form S-1 of Zumiez Inc., as amended (Reg. No. 333-122865).

/s/ PricewaterhouseCoopers, LLP

Seattle, WA
May 20, 2005